  EXHIBIT 99.1

Upexi Surpasses 2 Million SOL in its Treasury

TAMPA, Fla., August 05, 2025 -- Upexi, Inc. (NASDAQ: UPXI) (the "Company" or "Upexi"), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today released its periodic update.

“July was a game-changing month for Upexi, particularly with respect to accretive capital raises and a resulting drastic increase in our Solana treasury,” stated Allan Marshall, Upexi’s Chief Executive Officer. “During the month, we raised over $200 million and grew our Solana holdings by over 172% to 2 million SOL.  And we continued to generate additional value for shareholders via an estimated 8% staking yield and additional purchases of discounted locked Solana.”

Below are a few highlights from July.

Treasury Update as of August 4, 2025

•	Treasury: Upexi held 2,000,518 SOL, up 172% from the 735,692 SOL at the end of June 2025.
•	Net Asset Value: Using the August 4, 2025 price of $167.26 per SOL[i], the 2,000,518 SOL are valued at $334 million.
•	SOL per Share: Using 58.9 million shares issued and outstanding on August 4, 2025, Upexi has approximately 0.0339 SOL per common share, or $5.68 per common share.
•	Staking: Substantially all the Company’s SOL are being staked, earning an ~8% yield. The current daily yield is approximately $65,000 a day in revenue.
•	Locked SOL: Approximately 57% of the portfolio was locked SOL when purchased at a mid-teens discount to the SOL spot price and providing for built-in gains for shareholders.
•	Valuation: Using the closing price of Upexi stock on August 4, 2025, Upexi traded at a Basic mNAV of 0.9x and a Fully-Loaded mNAV of 1.6x, with calculation details in the Appendix below.

Business Initiatives

•	$200 Million Raised: Upexi announced a $200 million private placement of common stock and convertible notes, meaningfully increasing SOL holdings and SOL per share.
•	Solana Purchases: Upexi made multiple Solana purchases during the month, including 100,000 SOL on July 21 and 83,000 on July 23.

Upexi Events / Multimedia Recap

•	Fintech.TV: Market Movers Live Interview
•	Nasdaq: TradeTalks Live Panel
•	Hivemind Hangout: Panel Event on Public Treasuries
•	Absolute Return: Crypto Treasuries Podcast
•	Cornell Blockchain Chronicles: Video Blog

Solana Monthly Recap

•	Network Performance: Solana recorded strong growth and market share numbers across most major metrics, including daily active addresses and network fees, detailed more in the chart below.
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Protocol Development: Solana developers proposed increasing Solana’s block limit to 100m compute units (after increasing it to 60m earlier in the month), Jito proposed a new Block Assembly Marketplace enabling application transaction sequencing, determinism, and privacy assurances, and key Solana players released an Internet Capital Markets roadmap.

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ETF Progress: REX-Osprey’s Solana Staking ETF launched and surpassed $100m in AUM in 12 trading days, and the SEC asked prospective spot SOL ETF issuers to refile amended applications by July 31 setting up potential approval ahead of the October decision deadline.

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Tokenization: Backed Finance’s tokenized equity product xStocks launched across Solana's DeFi ecosystem and major centralized exchanges, crypto exchange Bullish partnered with Solana Foundation to use Solana-native stablecoins for trading and clearing operations, and Japanese digital bank Minna Bank announced it is exploring stablecoins in partnership with Fireblocks and Solana.

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Launchpad Wars: Pump.fun raised $600m in 12 minutes via an ICO in its quest to take on social media giants, LetsBonk overtook pump.fun in launchpad market share, and Jupiter launched its Jupiter Studio to enter the fray.

Solana Major Metrics, July 2025

Sources: Artemis. Note: Market share calculated using Ethereum, Avalanche C-Chain, Sui, Solana, Base, Polygon POS, BNB Chain, Tron, and Cardano.

Appendix – Valuation Tables

The calculation of Basic mNAV is as follows:

Current Metrics & Basic mNAV

Sources: Yahoo Finance, CoinMarketCap. Note: Uses UPXI closing price on August 4, 2025.

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Fully-Loaded mNAV, which adjusts for certain possible or likely items and can supplement investor analysis, assumes the following: 1) pre-funded warrants are converted into common equity shares, 2) the roughly $150 million convertible notes convert to equity, 3) the outstanding line is repaid, and 4) cash on hand is used to buy Solana.  The calculation of Fully-Loaded mNAV is as follows:

Adjusted Metrics & Fully-Loaded mNAV

Sources: Yahoo Finance, CoinMarketCap. Note: Uses UPXI closing price on August 4, 2025. Assumes cash on hand is used to buy spot SOL

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Upexi@KCSA.com

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i Price of SOL as of 5:00pm ET quoted on coinmarketcap.com

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